Exhibit 99.1

Assembly Biosciences Announces $12.6 Million in Equity Financings

— Funding supports advancement of antiviral portfolio, including four candidates in clinical development, and extends cash runway into Q1 2026 —

— Anticipated near term interim data read outs include ABI-5366 Phase 1a in 3Q24 and Phase

1b in 1H25, and ABI-4334 Phase 1b by end of 2024 —

SOUTH SAN FRANCISCO, Calif., June 17, 2024 (GLOBE NEWSWIRE) — Assembly Biosciences, Inc. (“Assembly Bio”) (Nasdaq: ASMB), a biotechnology company developing innovative therapeutics targeting serious viral diseases, today announced that it has closed the issuance of shares of its common stock and warrants to Armistice Capital LLC (“Armistice Capital”), a healthcare-focused institutional investor, and Gilead Sciences, Inc. (“Gilead”), in separate equity financings that have resulted in aggregate gross proceeds to Assembly Bio of approximately $12.6 million, before deducting expenses.

The sale of common stock to Gilead maintains Gilead’s ownership of 19.9 percent of the outstanding voting stock of Assembly Bio as of the date of closing pursuant to the terms of the Investor Rights Agreement entered into between Assembly Bio and Gilead in October 2023 (the “Investor Rights Agreement”). Assembly Bio and Gilead have also agreed to extend the time period to satisfy certain conditions related to Assembly Bio’s right to require Gilead to increase its ownership from 19.9 percent up to 29.9 percent of Assembly Bio’s outstanding voting stock at a premium.

“The Armistice and Gilead investments strengthen our balance sheet as we look to deliver important interim clinical data readouts expected by the end of the year and continue to advance our novel pipeline,” said Jason Okazaki, chief executive officer and president of Assembly Bio. “In addition, the amendment of our equity agreement terms with Gilead reflects our companies’ shared commitment to the advancement of our collaboration candidates in the coming years, with four candidates expected to be in clinic this year.”

Assembly Bio sold 634,500 shares of common stock and warrants to purchase up to 634,500 shares to Armistice Capital, and sold 179,500 shares of common stock and warrants to purchase up to 179,500 shares to Gilead, in each case, at a combined price of $15.46 per share of common stock and accompanying warrant. The warrants have an exercise price of $17.00 per share of common stock, will be immediately exercisable and will expire on June 18, 2029.

Assembly Bio currently expects to use the net proceeds from the equity financings for general corporate purposes.

The shares of common stock and warrants sold to Armistice Capital were issued in a registered direct offering pursuant to Assembly Bio’s existing effective shelf registration statement on Form S-3 (File 333-270760) that was originally filed on March 22, 2023, and declared effective by the Securities and Exchange Commission (“SEC”) on April 14, 2023.

The shares and warrants sold to Gilead were sold in a private placement. The securities sold to Gilead have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements. Pursuant to the Investor Rights Agreement, as amended, Assembly Bio has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock issued to Gilead and the shares of common stock issuable upon exercise of the warrants issued to Gilead.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Assembly Biosciences

Assembly Biosciences is a biotechnology company dedicated to the development of innovative small-molecule therapeutics designed to change the path of serious viral diseases and improve the lives of patients worldwide. Led by an accomplished team of leaders in virologic drug development, Assembly Bio is committed to improving outcomes for patients struggling with the serious, chronic impacts of herpesvirus, hepatitis B virus (HBV) and hepatitis delta virus (HDV) infections.

Forward-Looking Statements

The information in this press release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to materially differ. These forward-looking statements include all statements other than historical fact, including, without limitation, statements regarding the equity financings and the use of proceeds therefrom; and statements regarding the Company’s future performance and clinical development plans. These risks and uncertainties include: Assembly Bio’s ability to realize the potential benefits of its collaboration with Gilead, including all financial aspects of the collaboration and equity investments; Assembly Bio’s ability to initiate and complete clinical studies involving its therapeutic product candidates, including studies contemplated by Assembly Bio’s collaboration with Gilead, in the currently anticipated timeframes or at all; safety and efficacy data from clinical or nonclinical studies may not warrant further development of Assembly Bio’s product candidates; clinical and nonclinical data presented at conferences may not differentiate Assembly Bio’s product candidates from other companies’ candidates; results of nonclinical studies may not be representative of disease behavior in a clinical setting and may not be predictive of the outcomes of clinical studies; and other risks identified from time to time in Assembly Bio’s reports filed with the U.S. Securities and Exchange Commission. You are urged to consider statements that include the words may, will, would, could, should, might, believes, hopes, estimates, projects, potential, expects, plans, anticipates, intends, continues, forecast, designed, goal or the negative of those words or other comparable words to be uncertain and forward-looking. Assembly Bio intends such forward-looking statements to be covered by the safe harbor provisions contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. More information about Assembly Bio’s risks and uncertainties are more fully detailed under the heading “Risk Factors” in Assembly Bio’s filings with the SEC, including its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Except as required by law, Assembly Bio assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Investor and Corporate:

Shannon Ryan

SVP, Investor Relations, Corporate Affairs and Alliance Management

(415) 738-2992

sryan@assemblybio.com

Media:

Sam Brown Inc.

Hannah Hurdle

(805) 338-4752

ASMBMedia@sambrown.com